Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of June 30, 2023 between Safehaven 2022, Inc. (“SH2022”) and Screen Media Ventures, LLC (“SMV”) with respect to the episodic television series presently entitled “Safehaven” (the “Series”)

1. CONDITION PRECEDENT. The rights and obligations of the parties hereunder are conditioned upon and subject to:

(a) Each party’s full execution and delivery of this Agreement, Exhibit A and the Short Form Assignment, attached hereto and made a part hereof.

(b) A fully executed amendment to that certain Assignment and Attachment Agreement dated as of March 3, 2022, as amended, between SH 2022, Strong Studios, Inc. (“Strong”) on the one hand and Landmark Studio Group, LLC and Safehaven 2020, Inc. (individually and collectively “Landmark”);

(c) SH2022 and Ravenwood, LLC (“Ravenwood”) entering into a purchase agreement for certain rights in the Series (the “Ravenwood Agreement”);

(d) The full execution of an agreement between Bank of Hope (the “Bank”) and Ravenwood directing payment of the Purchase Price to the Bank (the “Payoff Letter”) and the receipt by the Bank of the Purchase Price;

(e) A fully executed termination agreement terminating that certain Interparty Agreement dated as of June 15, 2022 between SH2022, SMV and the Bank (the “Interparty Agreement”);

(f) The full execution of an amendment to the Memorandum of Agreement between Screen Media Ventures, LLC and Kevin V. Duncan and Kahiltna LLC dated September 15, 2022, in a form satisfactory to SMV.

(g) A fully executed termination agreement terminating that certain Interparty Agreement dated as of October 20, 2022 between Kevin V. Duncan and Kahiltna, LLC, Safehaven 2022, Inc. and Screen Media Ventures LLC.

2. PURCHASED RIGHTS. SMV hereby irrevocable sells, assigns, transfers and conveys to SH2022, its successors, licensees, and assigns, exclusively, in perpetuity and throughout the universe, all of SMV’s right, title and interest of every kind and nature whatsoever, in and to the Series, including, without limitation, all rights acquired by SMV pursuant to that certain distribution agreement between SMV on the one hand and Strong and SH2022 on the other hand, dated March 3, 2022, as amended (the “Distribution Agreement”). Notwithstanding anything construable to the contrary in this Agreement or any other agreement related to the Series, SH2022 and Strong acknowledge that all rights in the Series are subject to the existing Bank lien and the terms of that certain Loan and Security Agreement and all ancillary documents executed in connection therewith between Bank and SH2022.

3. CONSIDERATION. (a) The purchase price is $6,361,637.58 (the “Purchase Price”). The Purchase Price shall be satisfied in full by Ravenwood paying the Bank the Purchase Price pursuant to the Payoff Letter.

(b) Contingent Compensation: Upon Strong Studio Inc.’s receipt of $15,000,000 in gross receipts, SMV shall be paid an amount equal to five percent (5%) of the Net Proceeds (defined below) up to a maximum of $400,000.

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(c) ‘‘Net Proceeds” shall be defined, computed and accounted for in accordance with the SH2022’s best definition of net proceeds, subject to good faith negotiation in accordance with customary industry and SH2022’s parameters in a most favored nations basis against other net proceeds participants (excluding financiers). SMV shall have all customary rights as a net proceeds participant pursuant to such definition, provided that SMV’s share of the Net Proceeds shall not be subject to any cross-collateralization with any other project or production.

4. DISTRIBUTION AGREEMENT TERMINATION AND RELEASE. The Distribution Agreement is terminated by operation of this Agreement, is of no further force or effect, and shall be deemed null and void. SH2022 and Strong on the one hand, and SMV on the other hand, hereby releases and discharges the other party from any obligations under the Distribution Agreement and each party’s rights and obligations under the Distribution Agreement are hereby released and terminated. Without limitation, SMV and its parent, affiliated and subsidiary companies, will have no further rights or obligations in or to the worldwide distribution of the Series.

5. SMV’S REPRESENTATIONS AND WARRANTIES. SMV represents and warrants that:

(a) SMV has the full right, power and authority to execute this Agreement and convey the rights granted herein.

(b) This Agreement constitutes a legal, valid and binding obligation of SMV enforceable against it in accordance with its terms thereof.

(c) SMV is not subject to any obligation or disability that will hinder or prevent the full completion and performance by SMV of all of the covenants, agreements, and conditions to be kept or performed by SMV hereunder.

(d) SMV has not made and shall not make, any grant, assignment or encumbrance in connection with the Series or take any action that will directly or indirectly conflict with or impair the complete and quiet enjoyment by SH2022 of the Series;

(e) To the best of its knowledge there are no adverse claim, pending or threatened litigation, arbitration, mediation or other adverse proceeding involving the Series.

6. INDEMNIFICATION.

(a) SMV shall defend, indemnify and hold SH2022 and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, “SH2022 Indemnitees”) harmless from and against any third party claims, charges, damages, costs, expenses (including reasonable outside attorneys’ and accountant’s fees and disbursements), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever (collectively, “Expenses”) arising out of or resulting from any breach of any of SMV’s warranties, representations or undertakings under any provision of this Agreement.

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(b) SH2022 shall defend, indemnify and hold SMV and its parents, affiliates, subsidiaries, directors, officers, agents, employees, licensees, successors, and assigns (collectively, “SMV Indemnitees”) harmless from and against any and all Expenses arising out of or resulting from any breach by SH2022 of its obligations contained herein or by reason of or resulting from any breach of any of SH2022’s warranties, representations or undertakings under any provision of this Agreement.

(c) If either a SMV Indemnitee or a SH2022 Indemnitee is entitled to indemnification hereunder (an “Indemnitee”), the Indemnitee will give the indemnifying party (“Indemnitor”) prompt written notice of the applicable claim (but any delay in notification will not relieve Indemnitor of its indemnification obligations under this Agreement except to the extent that such delay materially impairs Indemnitor’s ability to defend such claim). The Indemnitee will cooperate reasonably with Indemnitor and provide all information and assistance as Indemnitor may reasonably require in connection with the defense and settlement of such claim. Indemnitor will, at its own expense, control the defense and settlement of such claim, but Indemnitor may not, without the prior written approval of Indemnitee, enter into or acquiesce to any settlement that contains any admission of or stipulation to any guilt, fault, liability or wrongdoing on the part of any of the Indemnitee. In addition, the Indemnitee will have the right to participate, at their own expense and with counsel of their own choosing, in the defense of any claim, in which case Indemnitee will cooperate reasonably with the Indemnitor and provide all information and assistance as the Indemnitor may reasonably require in connection with the defense and settlement of such claim.

7. FURTHER INSTRUMENTS. The parties hereto agree to sign and/or deliver to each other such further instruments as may reasonably be required to carry out or effectuate the purposes and intent of this Agreement.

8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. SMV shall not assign this Agreement without the prior written consent of SH2022. Notwithstanding the foregoing, SMV may assign its rights to payment(s) to any third party without the consent of SH2022. SMV may also assign this Agreement to any entity controlling, controlled by or under common control with SMV; to a successor-in-interest in the event of a corporate reorganization, merger, or sale of all or substantially all of SMVs, equity securities, assets or business related to the subject matter of this Agreement without the prior approval of SH2022 provided that SMV shall provide written notice of such assignment to the SH2022 as soon as is reasonably practicable (e.g., without violating any contractual confidentiality obligations); and provided, further, that any such assignee assumes all obligations of SMV in this Agreement in full and in writing..

9. NO INJUNCTIVE RELIEF BY SMV. SMV’s sole and exclusive remedy for SH2022’s breach of this Agreement, or any term hereof, shall be limited to the right to recover monetary damages, if any, in one or more arbitration proceedings under Paragraph 11 hereof, and SMV irrevocably waives its right to seek and/or obtain rescission, reformation, injunctive or any other form of equitable relief.

10. NOTICES. All notices, payments and statements which either party is required, or may desire, to give to the other shall be given by addressing the same to the other at the address set forth below or at such other addresses as may be designated in writing by such party. All such notices shall be given by email during normal business hours (followed by a hard copy thereof by mail), personal delivery, or by mailing (by postpaid, certified or registered mail) to the appropriate parties at the addresses set forth below. The effective date of said notices shall be the date of personal delivery or e-mailing thereof, or two (2) days after the postmark date if mailed in the United States and five (5) days if mailed outside the United States.

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To SH2022:	c/o STRONG STUDIOS, INC.
5906 Fairview Road, Suite 275
Charlotte, NC 28210
Attention: Mark Roberson, CEO, and David Ozer its President.

To SMV:	Screen Media Ventures, LLC
P.O. Box 700
Cos Cob, CT 06807
Attention: Legal & Business Affairs
Email: business_affairs@chickensoupforthesoul.com
Telephone: 203-861-4000

11. GOVERNING LAW/DISPUTE RESOLUTION. All controversies, claims or disputes between the parties to this Agreement arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), except as set forth in Paragraphs 11(b), below, shall be resolved according to the procedures set forth in Paragraph 11(a) which shall constitute the sole dispute resolution mechanism hereunder:

(a) Arbitration: All Disputes shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under USD$250,000) or the JAMS Comprehensive (for claims over USD$250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the New York office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in New York, New York before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow New York law and the Federal Rules of Evidence in adjudicating the Dispute. The parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any New York state or federal court with experience in matters involving the entertainment industry. Judgment upon the award may be entered in any court of competent jurisdiction. The parties shall be responsible for payment of their own attorneys’ fees in connection with any proceedings under this Paragraph 11(a). In connection with any proceeding under this provision, the parties agree to take reasonable efforts, consistent with all applicable laws, rules and regulations, to preserve the confidentiality of information, documents, testimony and proceedings that relate to the arbitration and the Dispute.

(b) Other Matters: Notwithstanding anything to the contrary contained herein, SH2022’s right to seek equitable relief may be heard in a court (State or Federal) located in New York County, New York. Neither party will contest the venue as inconvenient or improper, and the parties hereto consent to such venue.

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12. ENTIRE AGREEMENT. This Agreement and any attachments hereto contain the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations, and contains all of the terms, conditions, understandings and promises of the parties hereto, relating in any way to the subject hereof. This Agreement may not be modified except by a document signed by both parties.

13. RELATIONSHIP. This Agreement shall not constitute a joint venture or a partnership of any kind between the parties hereto. There are no third party beneficiaries to this Agreement.

14. COUNTERPARTS. This Agreement may be signed in two or more counterparts, each of which will be deemed original and all of which together shall constitute one and the same agreement. Signatures delivered via facsimile or electronically via PDF, TIFF, JPEG, or the like shall have the same legal effect as original signatures.

15. PUBLICITY/PRESS RELEASES. All publicity, paid advertisements, press notices, interviews and other information with respect to the Series shall be under SH2022’s sole control and SMVand their respective affiliates, and subsidiaries shall not issue any publicity releases, public relations materials, advertisements or public statements concerning this Agreement or the Series, without SH2022’s prior written approval.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SAFEHAVEN 2022, INC.	SCREEN MEDIA VENTURES, LLC

/s/ David Ozer	/s/ Dave Fannon
David Ozer	Name:	Dave Fannon
President	Title:	President

In so far as it pertains to:

STRONG STUDIOS, INC.

/s/ David Ozer
David Ozer
President

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EXHIBIT “A”

SHORT FORM ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Screen Media Ventures, LLC (“SMV”) in accordance with and subject to the terms and conditions of this Purchase Agreement dated as of June 30, 2023 (the “Agreement”), does hereby irrevocably and exclusively assign, transfer and convey to SH2022, Inc. (“SH2022”), its successors and assigns forever, all of SMV’s present and future right, title and interest in and to the Series entitled “Safehaven”, including without limitation, the right to copy, display and distribute the Series throughout the universe.

This Short Form Assignment is subject in all respects to the terms and conditions of the Agreement. In the event of a conflict between the terms of this Short Form Assignment and the terms of the Agreement, the Agreement shall control.

IN WITNESS WHEREOF, this document as executed on June 30, 2023.

SCREEN MEDIA VENTURES, LLC

By:	/s/ Dave Fannon
Its:	President
Date:	June 30, 2023